Exhibit (d)(2)

March 23, 2016

Vector Capital Management, L.P.

One Market Street

Steuart Tower, 23rd Floor

San Francisco, California 94105

Attention: Alex Beregovsky

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with Vector Capital Management, L.P.’s (“you” or “your”) consideration of a possible negotiated transaction with (a “Possible Transaction”) Sizmek, Inc. and/or its subsidiaries or affiliates (collectively, with such subsidiaries and affiliates, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain non-public information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will direct your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” (i) with respect to you, shall only include your affiliates, affiliated funds and your and their respective officers, managers, directors, general partners, employees, legal counsel, financial advisors, accountants, consultants, potential debt financing sources and, subject to (a) receipt of prior written consent of the Company and (b) compliance with Section 2 below, shall also include your potential sources of equity financing (and their respective directors, officers, employees and legal advisors); provided such of the foregoing shall be deemed your Representatives only after such persons actually receive the Evaluation Material from or on behalf of you or otherwise act on your behalf or participate in your consideration of a Possible Transaction, and (ii) with respect to the Company, shall include its members, directors, shareholders, officers, employees, agents, partners and advisors and those of its subsidiaries and affiliates (including, without limitation, attorneys, accountants, consultants and financial advisors). Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your or your Representatives’ possession prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information or (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, or (iv) is independently developed by or for you or your Representatives without use of or reference to the Evaluation Material.

2. Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating, financing and/or implementing a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who reasonably need to know such information for the purpose of your evaluating, negotiating, financing and/or implementing a Possible Transaction, who are informed of the confidential nature of the Evaluation Material and directed to maintain the confidentiality of the Evaluation Material and to restrict the use thereof to the purpose provided in this letter agreement. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of the terms of this letter agreement by you or any of your Representatives; provided that in the case of a breach by your Representatives, your responsibility will only extend to the terms of this letter agreement that are specifically applicable to your Representatives, except that you shall not be liable for breaches by any unaffiliated third-party Representative that has executed a separate confidentiality agreement with the Company relating to a Possible Transaction, and, at your sole expense, to take reasonable measures to prevent persons acting on your behalf and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, you agree that, without the prior written consent of the Company, unless required by law, you and your Representatives will not disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without your prior written consent, unless required by law, the Company will not, and will direct its Representatives not to disclose to any person (a) that the Evaluation Material has been made available to you, (b) that discussions are taking place concerning a Possible Transaction with you, or (c) the status thereof and the existence of this letter agreement. Without limiting the generality of the foregoing, you further agree that, without the prior written consent of the Company, you and your affiliates will not, directly or indirectly, consult or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-investor, source of equity financing or other person acting as a principal (other than the Company) regarding a Possible Transaction, including, without limitation, discussions or other communications with any prospective bidder for the Company with respect to (i) whether or not you or such other prospective bidder will make a bid or offer for the Company or (ii) the price that you or such other bidder may bid or offer for the Company. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

You hereby acknowledge and agree that, without the prior written consent of the Company, no person who is a potential source of equity capital or equity financing shall be considered your Representative for any purpose hereunder. You further agree that neither you nor any of your Representatives (in their capacities as such) will, without the prior written consent of the Company, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to provide you with debt financing on an exclusive basis in connection with a Possible Transaction involving the Company; provided that the foregoing shall not prohibit the establishment of “tree” systems by your debt financing sources whereby separate working groups or “trees” will be formed and dedicated to you and each other party, respectively, considering the Possible Transaction involving the Company. In addition, you agree not to discourage financial institutions or financial advisors from being retained by other bidders or potential bidders as advisors for a Possible Transaction (other than customary restrictions as to confidentiality and the exclusive use of a dedicated team of individuals). In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, you shall, where legally permissible, provide the Company with prompt written notice of any such request or requirement prior to any such disclosure, to the extent legally permitted, so that the Company may in its sole discretion seek (at the Company’s sole cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy, or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, on the advice of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use reasonable efforts (at the Company’s sole cost and expense) to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by reasonably cooperating with the Company to obtain an appropriate protective order or other reliable assurance (at the Company’s sole cost and expense) that confidential treatment will be accorded the Evaluation Material and the Discussion Information by such tribunal; and provided further that, to the extent legally permitted, you shall promptly notify the Company in advance of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure. Notwithstanding anything herein to the contrary, notice to the Company shall not be required where disclosure is made in response to an ordinary course request by a regulatory or self-regulatory authority, bank examiner or auditor in connection with a routine audit or examination and such audit or examination does not reference and is not targeted at the Company, the Evaluation Material, a Possible Transaction or this letter agreement, provided you and your Representatives exercise commercially reasonable efforts to seek confidential treatment of such disclosure.

3. Return and Destruction of Evaluation Material. At any time upon the written request of the Company in its sole discretion and for any reason, you will, at your option, promptly deliver to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and any other written material containing or reflecting any Evaluation Material (regardless of who prepared such Evaluation Material). In the event of such a request, all other Evaluation Material prepared by you or on your behalf shall be returned or destroyed and no copy thereof shall be retained, and you shall provide the Company with prompt written confirmation (via email acceptable) of your compliance with this paragraph. Notwithstanding anything to the contrary, you and your Representatives may retain limited copies of the Evaluation Material to the extent necessary to comply with applicable law or bona fide regulatory compliance policies and procedures, regulation and professional standards (including legal, fiduciary and contractual) provided that the obligations in this letter agreement with respect to maintaining the confidentiality of and not using such Evaluation Material shall remain in full force and effect for so long as such Evaluation Material is retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder during the term of this letter agreement.

4. No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of twelve months from the date hereof, neither you nor any of your affiliates who receive the Evaluation Material or otherwise participate in your consideration of a Possible Transaction (nor any person acting on behalf of or in concert with you or such of your affiliates) will, without the prior written consent of the Company, directly or indirectly, solicit to employ or hire any of the officers, management-level or other key employees of the Company serving as such as of the date of this letter agreement or at any time during the term of this letter agreement; provided, however, that you or any placement agency hired by you may engage in general solicitations for employees through general advertisement in the ordinary course of business not directed at the officers or employees of the Company, and you may hire any persons (i) responding thereto without any solicitation in breach of this agreement, (ii) who is presented to you by any such placement agency, or (iii) who have been terminated by the Company prior to commencement of employment discussions between you and such persons (subject to any non-compete to which such employee may be subject).

Until the earliest of (i) the execution by you of a definitive agreement regarding a Possible Transaction with the Company or (ii) twelve months from the date of this letter agreement, you agree not to initiate or maintain, directly or indirectly through any of your Representatives or otherwise, any contact with any officer, director, employee or client of the Company regarding the Possible Transaction or the Evaluation Material.

6. Material Non-Public Information; Standstill. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

You agree that for a period of twelve months from the date of this letter agreement, without the prior written consent of the board of directors of the Company, you and your affiliates who receive the Evaluation Material or otherwise participate in your consideration of a Possible Transaction will not directly or indirectly (including, without limitation, by assisting or forming a group within the meaning of Section 13(d)(3) of the Exchange Act) (“13D Group”) (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a repurchase, tender or exchange offer, business combination or in any other manner, beneficial ownership of any securities or assets of the Company or any subsidiary thereof including, without limitation, rights, options or other derivative securities to acquire such ownership, (ii) seek or propose to influence, advise, change or control the management, board of directors, governing instruments or policies or affairs of the other party, including, without limitation, by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)), participating in any election contest, contacting any person relating to any of the matters set forth in this letter agreement or seeking to influence, advise or direct the vote of any holder of securities of the other party, (iii) offer, seek or propose any merger, consolidation, business combination, recapitalization, restructuring or other extraordinary transaction with respect to the other party or any of its affiliates or businesses, (iv) make any public disclosure, or take any action which could require the other party to make any public disclosure, with respect to any of the matters set forth in this letter agreement or (v) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in any group (as defined above) in connection with any of the foregoing. Notwithstanding anything to the contrary herein, nothing in this letter agreement shall prohibit you from purchasing any debt securities of the Company and/or up to an aggregate of 1% of any class of equity securities of the Company, subject to your and your affiliates’ adherence to applicable securities laws regarding use of material non-public information. Furthermore, your obligations under this Section hereof shall terminate immediately (and without further action by any party hereto) upon (A) the acquisition by any person or 13D Group of beneficial ownership of voting securities of the Company representing 51% or more of the then outstanding voting securities of the Company; (B) the consummation by any person or 13D Group of a tender or exchange offer to acquire voting securities of the Company which, if successful, would result in such person or 13D Group owning, when combined with any other voting securities of the Company owned by such person or 13D Group, 51% or more of the then outstanding voting securities of the Company; or (C) the consummation by the Company of any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of the Company are converted into cash or securities of another person or 13D Group or 50% or more of the then outstanding shares of common stock of the Company become owned by persons other than the then current holders of shares of common stock of the Company, or which results in all or substantially all of the Company’s assets being sold to any person or 13D Group.

7. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

8. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9. Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. You further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and you agree to waive any requirements for the securing or posting of any bond in connection with such remedy. In the event of any litigation regarding or arising from this letter agreement, the prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to recover from the non-prevailing party its reasonable out-of-pocket expenses, attorneys’ fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

10. Governing Law. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates), and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the Possible Transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). You hereby irrevocably and unconditionally waive any objection which you may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the Possible Transactions contemplated hereby in the courts of the State of Delaware or the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11. Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, including, without limitation, any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

12. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

13. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

14. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

15. Inquiries. All inquiries for information about the Company and its subsidiaries and communications with the Company shall be made through                     . Neither you nor any of your Representatives will contact any third party with whom the Company or any of its subsidiaries has a business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of the Company or any of its subsidiaries) regarding the Possible Transaction without the Company’s prior written consent.

16. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

17. No License. Nothing herein shall be deemed to grant a license, whether directly or by implication, estoppel or otherwise, to any Evaluation Material disclosed pursuant to this letter agreement.

19. Term. Except as set forth herein, this letter agreement and all obligations herein will terminate at the earlier to occur of (i) eighteen (18) months from the date hereof and (ii) the consummation of a definitive agreement between you and the Company with respect to the Possible Transaction.

20. Private Equity. The Company acknowledges that you are in the business of evaluating, making and managing investments in and acquiring businesses that may be similar or identical to or in direct or indirect competition with (or may in the future be in direct or indirect competition with) the Company. Neither the execution of this letter agreement nor receipt of the Evaluation Material will in any way restrict or preclude such activities absent a breach of the provisions contained herein.

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

SIZMEK, INC.

By:	/s/ Neil Nguyen
	Name:	Neil Nguyen
	Title:	Chief Executive Officer

CONFIRMED AND AGREED
as of the date written above:

VECTOR CAPITAL MANAGEMENT, L.P.

By:	/s/ David Baylor
	Name:	David Baylor
	Title:	Chief Operating Officer and Managing Director